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                               FDP Series, Inc.
                 FDP BlackRock International Fund (the "Fund")

77D(g)

On September 12, 2017, the Board of Directors (the "Board") of FDP Series, Inc. approved certain changes to the Fund. In particular, the Board approved a change in the name of the Fund to "FDP BlackRock International Fund" and certain changes to the Fund's investment objective, strategies and process. The Board also approved the termination of the Fund's sub-advisory agreement with Massachusetts Financial Services Company and the entering into of a sub-advisory agreement with BlackRock International Limited. In addition, Fund management determined to make certain changes to the Fund's portfolio management team and the benchmark index against which the Fund compares its performance. Fund management also determined to contractually waive a portion of the investment management fee payable by the Fund to BlackRock Advisors, LLC, the Fund's investment adviser. All of these changes became effective on November 28, 2017.

Effective November 28, 2017, the following changes were made to the Fund's Summary Prospectus and Prospectus, as applicable:

Change in the Fund's Name

FDP BlackRock MFS Research International Fund was renamed FDP BlackRock International Fund. All references to "FDP BlackRock MFS Research International Fund" or the "MFS Fund" in the Summary Prospectus and Prospectus were replaced with "FDP BlackRock International Fund" or the "International Fund," respectively.

Change in the Fund's Investment Objective

The section of the Summary Prospectus entitled "Key Facts About FDP BlackRock MFS Research International Fund -- Investment Objective" and the section of the Prospectus entitled "Fund Overview -- Key Facts About FDP BlackRock MFS Research International Fund -- Investment Objective" were deleted in their entirety and replaced with the following:

Investment Objective

The investment objective of the FDP BlackRock International Fund (formerly known as FDP BlackRock MFS Research International Fund) (the "International Fund" or the "Fund") is to seek long-term capital growth.

Change in the Fund's Investment Strategies

The section of the Summary Prospectus entitled "Key Facts About FDP BlackRock MFS Research International Fund -- Principal Investment Strategies of the Fund" and the section of the Prospectus entitled "Fund Overview -- Key Facts About FDP BlackRock MFS Research International Fund -- Principal Investment Strategies of the Fund" were deleted in their entirety and replaced with the following:

Principal Investment Strategies of the Fund

The Fund will invest at least 75% of its total assets in global equity securities of any market capitalization, selected for their above-average return potential. The Fund primarily seeks to buy common stock but may also invest in preferred stock, depositary receipts, convertible securities and other instruments. Under normal circumstances, the Fund will allocate a substantial amount (approximately 40% or more -- unless market conditions are not deemed favorable by BlackRock, in which case the Fund would invest at least 30%) of its total assets in securities (i) of foreign government issuers,
(ii) of issuers organized or located outside the United States, (iii) of issuers which primarily trade in a market located outside the United States, or
(iv) of issuers doing a substantial amount of business outside the United States, which the Fund considers to be companies that derive at least 50% of their revenue or profits from business outside the United States or have at least 50% of their sales or assets outside the United States. The Fund will allocate its assets among various regions and countries, including the United States (but in no less than three different countries). For temporary defensive purposes the Fund may deviate very

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substantially from the allocation described above. In selecting securities, the
Fund emphasizes those securities that Fund management believes are undervalued or have good prospects for earnings growth.

The Fund may invest up to 25% of total assets in global fixed income securities, including corporate bonds, U.S. Government debt securities, non-U.S. Government and supranational debt securities, asset-backed securities, mortgage-backed securities, emerging market debt securities and non-investment grade debt securities (commonly called high yield or "junk" bonds) or debt securities that are determined by Fund management to be of similar quality. Investment in fixed income securities will be made on an opportunistic basis. Securities will be identified based on factors such as relative value and earnings estimate revisions. The Fund may invest in debt securities of any maturity.

The Fund will invest in securities of non-U.S. issuers that can be U.S.-dollar based or non-U.S.-dollar based on a hedged or unhedged basis. The Fund may enter into currency transactions on a hedged or unhedged basis in order to seek total return.

The Fund may, when consistent with the Fund's investment objective, buy or sell options or futures on a security or an index of securities and may buy options on a currency or a basket of currencies, or enter into interest rate or foreign currency transactions, including swaps (collectively, commonly known as derivatives). The Fund typically uses derivatives as a substitute for taking a position in the underlying asset and/or as part of a strategy designed to seek to reduce exposure to other risks, such as currency risk. The Fund may also use derivatives to seek to enhance returns, in which case their use would involve leveraging risk. The Fund may seek to obtain market exposure to the securities in which it primarily invests by entering into a series of purchase and sale contracts or by using other investment techniques (such as reverse repurchase agreements or dollar rolls). The Fund may also use forward foreign currency exchange contracts (obligations to buy or sell a currency at a set rate in the future).

BlackRock and the Fund have obtained an exemptive order from the Securities and Exchange Commission (the "SEC") that permits BlackRock, with respect to the Fund, to appoint and replace sub-advisers, and enter into, amend and terminate sub-advisory agreements with sub-advisers, subject to Board approval but without shareholder approval (the "Manager of Managers Structure"). The use of the Manager of Managers Structure with respect to the Fund is subject to certain conditions set forth in the SEC exemptive order.

The section of the Prospectus entitled "Details About the Funds -- How Each Fund Invests -- FDP BlackRock MFS Research International Fund" was deleted in its entirety and replaced with the following:

FDP BlackRock International Fund

Investment Objective

The International Fund seeks long-term capital growth.

The Fund's investment objective is a non-fundamental policy of the Fund and may not be changed without prior notice to shareholders.

Investment Process

The Fund chooses investments predominantly using a "bottom up" investment style using a global sector-based investment process.

In selecting securities, the Fund emphasizes those securities that Fund management believes are undervalued or have good prospects for earnings growth. A company's stock is considered to be undervalued when the stock's current price is less than what Fund management believes a share of the company is worth. Fund management feels a company's worth can be assessed by factors such as:

    .  financial resources;

    .  value of assets;

    .  sales and earnings growth;

    .  product development;

    .  quality of management; and

    .  overall business prospects.

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A company's stock may become undervalued when most investors fail to perceive the company's strengths in one or more of these areas. A company whose earnings per share grow faster than inflation and the economy in general usually has a higher stock price over time than a company with slower earnings growth. The Fund's evaluation of the prospects for a company's industry or market sector is an important factor in evaluating a particular company's earnings potential. Current income from dividends and interest will not be an important consideration in selecting portfolio securities. Fund management analyzes individual stocks within specific sectors and compares them to investment opportunities in other areas of the market. Fund management then allocates the Fund's investments to those areas of each market that it believes provide the best combination of risk versus reward.

Investment in fixed income securities will be made on an opportunistic basis. Securities will be identified based on factors such as relative value and earnings estimate revisions.

Principal Investment Strategies

The Fund will invest at least 75% of its total assets in global equity securities of any market capitalization, selected for their above-average return potential. The Fund primarily seeks to buy common stock but may also invest in preferred stock, depositary receipts, convertible securities and other instruments. Under normal circumstances, the Fund will allocate a substantial amount (approximately 40% or more -- unless market conditions are not deemed favorable by BlackRock, in which case the Fund would invest at least 30%) of its total assets in securities (i) of foreign government issuers,
(ii) of issuers organized or located outside the United States, (iii) of issuers which primarily trade in a market located outside the United States, or
(iv) of issuers doing a substantial amount of business outside the United States, which the Fund considers to be companies that derive at least 50% of their revenue or profits from business outside the United States or have at least 50% of their sales or assets outside the United States. The Fund will allocate its assets among various regions and countries, including the United States (but in no less than three different countries). For temporary defensive purposes the Fund may deviate very substantially from the allocation described above.

The Fund may invest up to 25% of total assets in global fixed income securities, including corporate bonds, U.S. Government debt securities, non-U.S. Government and supranational debt securities, asset-backed securities, mortgage-backed securities, emerging market debt securities and non-investment grade debt securities (commonly called high yield or "junk" bonds) or debt securities that are determined by Fund management to be of a similar quality. Split rated bonds will be considered to have the higher credit rating as determined by Fund management. The Fund may invest in debt securities of any maturity.

The Fund will invest in securities of non-U.S. issuers that can be U.S.-dollar based or non-U.S.-dollar based on a hedged or unhedged basis. The Fund may enter into currency transactions on a hedged or unhedged basis in order to seek total return.

The Fund may, when consistent with the Fund's investment objective, buy or sell options or futures on a security or an index of securities and may buy options on a currency or a basket of currencies, or enter into interest rate or foreign currency transactions, including swaps (collectively, commonly known as derivatives). An option is the right to buy or sell a security or an index of securities at a specific price on or before a specific date. A future is an agreement to buy or sell a security or an index of securities at a specific price on a specific date. A swap is an agreement whereby one party exchanges its right to receive or its obligation to pay one type of currency for another party's obligation to pay or its right to receive another type of currency in the future or for a period of time. The Fund typically uses derivatives as a substitute for taking a position in the underlying asset and/or as part of a strategy designed to seek to reduce exposure to other risks, such as currency risk. The Fund may also use derivatives to seek to enhance returns, in which case their use would involve leveraging risk. The Fund may seek to obtain market exposure to the securities in which it primarily invests by entering into a series of purchase and sale contracts or by using other investment techniques (such as reverse repurchase agreements or dollar rolls). The Fund may also use forward foreign currency exchange contracts (obligations to buy or sell a currency at a set rate in the future).

BlackRock Advisors, LLC ("BlackRock") and the Fund have obtained an exemptive order from the Securities and Exchange Commission (the "SEC") that permits BlackRock, with respect to the Fund, to appoint and replace sub-advisers, and enter into, amend and terminate sub-advisory agreements with sub-advisers, subject to Board approval

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but without shareholder approval (the "Manager of Managers Structure"). The use of the Manager of Managers Structure with respect to the Fund is subject to certain conditions set forth in the SEC exemptive order.

The section of the Prospectus entitled "Details About the Funds -- How Each Fund Invests -- Other Strategies" was deleted in its entirety and replaced with the following:

Other Strategies

In addition to the principal strategies discussed above, each Fund may also invest or engage in the following investments/strategies:

..   Borrowing -- The Fund may borrow for temporary or emergency purposes, including to meet redemptions, for the payment of dividends, for share repurchases or for the clearance of transactions, subject to the limits set forth under the Investment Company Act, the rules and regulations thereunder and any applicable exemptive relief.

..   Illiquid/Restricted Securities -- The Fund may invest up to 15% of its net assets in illiquid securities that it cannot sell within seven days at approximately current value. Restricted securities are securities that cannot be offered for public resale unless registered under the applicable securities laws or that have a contractual restriction that prohibits or limits their resale (i.e., Rule 144A securities). They may include private placement securities that have not been registered under the applicable securities laws. Restricted securities may not be listed on an exchange and may have no active trading market and therefore may be considered to be illiquid. Rule 144A securities are restricted securities that can be resold to qualified institutional buyers but not to the general public.

..   Indexed and Inverse Securities -- The Fund may invest in securities the potential return of which is directly related to changes in an underlying index, known as indexed securities. The return on indexed securities will rise when the underlying index rises and fall when the index falls. The Fund may also invest in securities whose return is inversely related to changes in an interest rate or index ("inverse securities"). In general, the return on inverse securities will decrease when the underlying index or interest rate goes up and increase when that index or interest rate goes down.

..   Investment Companies -- The Fund has the ability to invest in other investment companies, such as exchange-traded funds, unit investment trusts, and open-end and closed-end funds. The Fund may invest in affiliated investment companies, including affiliated money market funds and affiliated exchange-traded funds.

..   Real Estate Related Securities -- The Fund may also invest in securities of companies that derive a significant proportion of their revenues and profits from, or have a significant proportion of their assets invested in,
    (i) the development, construction, management, or sale of real estate;
    (ii) real estate holdings; or (iii) products or services related to the real estate industry.

..   REIT Investments -- The Fund may invest in real estate investment trusts
    ("REITs"). REITs are companies that own interests in real estate or in real estate related loans or other interests, and have revenue primarily consisting of rent derived from owned, income producing real estate properties and capital gains from the sale of such properties. REITs can generally be classified as equity REITs, mortgage REITs and hybrid REITs. Equity REITs invest the majority of their assets directly in real property and derive their income primarily from rents. Equity REITs can also realize capital gains by selling properties that have appreciated in value. Mortgage REITs invest the majority of their assets in real estate mortgages and derive their income primarily from interest payments. Hybrid REITs combine the characteristics of both equity REITs and mortgage REITs. REITs are not taxed on income distributed to shareholders provided they comply with the requirements of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code").

..   Securities Lending -- The Fund may lend securities with a value up to
    33 1/3% of its total assets to financial institutions that provide cash or securities issued or guaranteed by the U.S. Government as collateral.

..   Temporary Defensive Strategies -- Each Fund may invest a portion of its assets in high-quality short-term investments for temporary purposes pending investment in other securities, or to provide liquidity for redemptions. As a temporary measure for defensive purposes, each Fund may also invest without limitation in

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   cash, cash equivalents or short-term U.S. Government securities. These investments may include high quality, short-term money market instruments such as U.S. Treasury and agency obligations, commercial paper (short-term, unsecured, negotiable promissory notes of a domestic or foreign company), short-term debt obligations of corporate issuers and certificates of deposit and bankers' acceptances. These short term investments may limit the potential for the Funds to achieve their investment objectives.

..   Warrants -- A warrant gives the Fund the right to buy stock. The warrant specifies the amount of underlying stock, the purchase (or "exercise") price and the date the warrant expires. The Fund has no obligation to exercise the warrant and buy the stock. A warrant has value only if the Fund is able to exercise it or sell it before it expires.

..   When-Issued and Delayed Delivery Securities and Forward Commitments -- The
    purchase or sale of securities on a when-issued basis or on a delayed delivery basis or through a forward commitment involves the purchase or sale of securities by the Fund at an established price with payment and delivery taking place in the future. A Fund enters into these transactions to obtain what is considered an advantageous price to the Fund at the time of entering into the transaction.

The section of the Prospectus entitled "Details About the Funds -- How Each Fund Invests -- MFS Fund Other Strategies" was deleted in its entirety and replaced with the following:

International Fund Other Strategies

In addition to the strategies discussed above, the International Fund may also invest or engage in the following investments/strategies:

..   Convertible Securities -- The Funds may invest in convertible securities.
    Convertible securities generally are debt securities or preferred stock that may be converted into common stock. Convertible securities typically pay current income as either interest (debt security convertibles) or dividends (preferred stock). A convertible security's value usually reflects both the stream of current income payments and the market value of the underlying common stock.

..   Foreign Exchange Transactions -- Each Fund may engage in foreign exchange transactions to seek to hedge against the risk of loss from changes in currency exchange rates, but Fund management cannot guarantee that it will be able to enter into such transactions or that such transactions will be effective.

..   "New Issues" -- From time to time, the Fund may invest in shares of companies through IPOs.

..   Repurchase Agreements and Purchase and Sale Contracts -- The Fund may enter into certain types of repurchase agreements or purchase and sale contracts. Under a repurchase agreement, the seller agrees to repurchase a security at a mutually agreed-upon time and price. A purchase and sale contract is similar to a repurchase agreement, but purchase and sale contracts also provide that the purchaser receives any interest on the security paid during the period.

..   Standby Commitment Agreements -- Standby commitment agreements commit the
    Fund, for a stated period of time, to purchase a stated amount of securities that may be issued and sold to the Fund at the option of the issuer.

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